Exhibit (a)(1)(K)
Latest News Offer to Exchange Certain Outstanding Share Options for Restricted Share Units or Cash (as applicable Share Option Exchange Program (the “Offer”) OFFer to Exchange Launch Date: June LO, 20L0 . c . , . . . , Launch Memo From Walt Rakoviich dated June LO Expiration Date: 6:00 a.m.r U.S. Mountain Time on July 9r Election Form 20L0r unless vie extend the expiration ,___cr-.r-,. * Form oF RSU Agreement date Employee Meeting Announcement You should direct questions about this offer and requests for Password InFormation Memo dated June 10 additional copies of the Offer Documents to: Schedule TO/Offer to Exchange Stock Plan Administration Offer to [Exchange FAQs Phone: [303] 5S7-5277 or [915] 298-SS50 Share Option Exchange Program (Employee Presentation] Email: 5tockplan@prologi&.com